SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Cyren Ltd.
(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Sapir Road 5th Floor, Beit Ampa Herzliya, Israel	46140
(Address of principal executive offices)	(Zip Code)

Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan

Cyren Ltd. 2016 Equity Incentive Plan

(Full Title of the Plans)

J. Michael Myshrall

Cyren Inc.

1430 Spring Hill Road, Suite 330,

McLean, Virginia 22102

(703) 760-3320

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Joey T. Shabot, Esq. Ephraim Schmeidler, Esq. Greenberg Traurig, LLP 1 Azrieli Center 132 Menachem Begin Road Tel Aviv, Israel +972-3-636-6005	Eric Spindel General Counsel and Corporate Secretary Cyren Ltd. 1 Sapir Road 5th Floor, Beit Ampa P.O. Box 4014 Herzliya 46140, Israel +972-9-863-6899	Adv. David Schapiro Yigal Arnon & Co. 1 Azrieli Center 132 Menachem Begin Road Tel Aviv, Israel +972-3-608-7856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price (2)		Amount of registration fee
Ordinary Shares, par value NIS 0.15 (reserved for issuance under the Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan (the “Director Plan”) and the Cyren Ltd. 2016 Equity Incentive Plan (the “2016 Plan”))	4,600,000 shares	$2.08	(2)	$9,568,000	(2)	$1,192

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares, NIS 0.15 par value per share (“Ordinary Shares”), of Cyren Ltd., an Israeli corporation (the “Registrant”), that become issuable under the terms of the Director Plan and the 2016 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Registrant.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on February 12, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on April 27, 2017;

(b)	the Registrant’s report on Form 6-K (pages 5, 7 and 8 of Exhibit 1) furnished to the Commission on May 16, 2017, containing the Registrant’s press release of May 16, 2017 covering financial results of the Registrant for the first quarter of 2017;

(c)	the Registrant’s report on Form 6-K (pages 5, 7 and 8 of Exhibit 1) furnished to the Commission on August 16, 2017, containing the Registrant’s press release of August 16, 2017 covering financial results of the Registrant for the second quarter of 2017;

(d)	the Registrant’s report on Form 6-K (pages 5, 7 and 8 of Exhibit 1) furnished to the Commission on November 13, 2017, containing the Registrant’s press release of November 13, 2017 covering financial results of the Registrant for the third quarter of 2017;

(e)	the Registrant’s report on Form 6-K (pages 5, 7 and 8 of Exhibit 1) furnished to the Commission on February 14, 2018, containing the Registrant’s press release of February 14, 2018 covering financial results of the Registrant for the fourth quarter of 2017; and

(f)	the description of the Registrant’s Ordinary Shares contained in the registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this registration statement. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this registration statement.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

1

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, (1) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding; or (2) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) a financial liability was imposed, but it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

2

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9. Undertakings

The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, State of Israel on February 15, 2018.

CYREN LTD.

By:	/s/ Lior Samuelson
Name:	Lior Samuelson
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Lior Samuelson and J. Michael Myshrall, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Lior Samuelson	Chairman of the Board of Directors and	February 15, 2018
Lior Samuelson	Chief Executive Officer (Principal Executive Officer)

/s/ J. Michael Myshrall	Chief Financial Officer	February 15, 2018
J. Michael Myshrall	(Principal Financial Officer and Principal Accounting Officer)

/s/ Hila Karah	Director	February 15, 2018
Hila Karah

/s/ Aviv Raiz	Director	February 15, 2018
Aviv Raiz

/s/ Todd Thomson	Director	February 15, 2018
Todd Thomson

/s/ James Hamilton	Director	February 15, 2018
James Hamilton

/s/ Cary Davis	Director	February 15, 2018
Cary Davis

/s/ Brian Chang	Director	February 15, 2018
Brian Chang

/s/ John Becker	Director	February 15, 2018
John Becker

/s/ David Earhart	Director	February 15, 2018
David Earhart

CYREN INC.	Authorized Representative in the United States	February 15, 2018

By:	/s/ J. Michael Myshrall
Name:	J. Michael Myshrall
Title:	Chief Financial Officer

5

EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.2 of the Registrant’s Annual Report on Form 20-F filed with the Commission on April 27, 2017)
5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent)
23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global
23.2	Consent of Yigal Arnon & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this Registration Statement)
99.1	Cyren Ltd., 2016 Non-Employee Director Equity Incentive Plan together with the Israeli Appendix thereto (incorporated by reference to Exhibit A of Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on November 17, 2016)
99.2	Cyren Ltd., 2016 Equity Incentive Plan together with the Israeli Appendix thereto (incorporated by reference to Exhibit B of Exhibit 99.1 of the Registrant’s report on Form 6-K furnished to the Commission on November 17, 2016)

6